MIM Reports EPS of $0.15 for First Quarter 2003

Execution of Strategy Yields Continued Specialty Growth

      ELMSFORD, NY - April 29, 2003 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (AMEX:OQX), a pharmaceutical healthcare organization, today reported first quarter 2003 results.

Financial Highlights

  First quarter Specialty revenues grew 64% over the first quarter of 2002
  Cash flow from operations for the quarter was $5.5 million, up 135% from the fourth quarter of 2002
  Mail and Specialty prescriptions dispensed increased a combined 32% over the first quarter of 2002
  Acquired approximately 800,000 shares of stock under a new share repurchase program

          Revenues for the first quarter increased to $162.2 million from $151.7 million in the first quarter of 2002.

         First quarter 2003, Specialty Management and Delivery Services revenues increased 64% to $54.2 million from $33.0 million for the same period last year due to continued growth in each of the Company's injectable and infusion therapy programs.

         Revenues from PBM Services, including mail, were $108.0 million in the current quarter compared to $118.7 million in the first quarter of 2002. This difference was principally the result of decreases in revenue associated with the Company's classification of certain PBM revenues from gross to net and the Company's termination of certain unprofitable PBM accounts.

         Richard H. Friedman, Chairman and Chief Executive Officer commented: "First quarter results have met all of our expectations. Our multi-faceted managed care strategy continues to deliver."

         Operating income for the first quarter of 2003 was $5.9 million compared to $6.7 million for the first quarter of 2002. EBITDA for the first quarter was $7.3 million, compared to $8.2 million for the same period last year. Operating income and EBITDA for the first quarter of last year includes a special gain of $0.9 million. The operating income and EBITDA results reflect an increase in selling, general and administrative expenses of $2.3 million primarily due to additions in the sales organization and corporate management, which were made in the second half of 2002.

         After accounting for a 40% tax rate, first quarter net income was $3.4 million or $0.15 per diluted share, compared to net income of $5.2 million or $0.22 per diluted share, at a tax rate of 20%, for the prior year's quarter. Net income for the first quarter of 2002 includes a special gain of $0.03 per diluted share.

         The Company recently announced a new specialty and mail services contract with Qualchoice, a managed care organization with 192,958 lives, serviced by 4,700 physicians and more than 35 hospitals in the Northern Ohio region.

         "This contract along with others signed during the quarter reflects the continued execution of our sales strategy and reorganized operational structure," continued Mr. Friedman. "We are benefiting from a single coordinated sales force cross-selling all of our services. In addition, the Qualchoice contract will represent an increase in penetration, since we will be providing specialty management and delivery services for all 13 of our disease states."

         Cost of revenue for the first quarter of 2003 was $143.6 million, compared with $135.6 million for the same period last year, reflecting the growth of the Company's Specialty business.

         Gross profit for the quarter increased 16% to $18.6 million from $16.0 million in the prior year, primarily due to growth in the Company's Specialty operations. The gross profit percentage for the first quarter of 2003 was 11.5% compared with 10.6% for the same period a year ago.

         Selling, general and administrative expenses increased to $12.2 million for the first quarter of 2003 from $9.9 million for the same period a year ago. This increase is the result of increased investment in sales resources and expanded management to support the growth of the Company's businesses.

         Days sales outstanding have improved from 46 days at December 31, 2002 to 44 days at March 31, 2003. Inventory turns have improved from 25 to 38 for the quarter resulting in a $3.4 million decrease in inventory from December 31, 2002.

         The Company generated $5.5 million in operating cash flow for the first quarter of 2003, a 135% increase over the fourth quarter of 2002. The outstanding bank borrowings under the Company's credit facility were $0.7 million at March 31, 2003, reduced from $4.6 million at December 31, 2002. The reduction in outstanding debt was achieved after the use of approximately $5.0 million for the repurchase of Company shares.

         Chief Financial Officer James S. Lusk stated, "Margins and expenses were in line with our guidance. Our strong operating cash flow and balance sheet management continue to fuel MIM's growth."

         During the quarter, the Company's Board of Directors authorized a stock repurchase program to purchase up to $10 million of the Company's common stock. As of March 31, 2003, 799,893 shares have been repurchased at an average price of $6.34.

         Charlotte Collins, Esq. was recently elected to MIM's Board of Directors. Ms. Collins brings extensive healthcare policy experience, particularly in the federal and state public assistance and benefits programs arenas, such as Medicaid and Medicare.

         "As we progress into 2003, we are focused on organic growth by leveraging existing business opportunities. We continue to consider making accretive acquisitions as a part of our overall strategy," continued Mr. Friedman. "The fundamentals of our industry, our business and our organizational structure are in place to deliver on our 2003 plan."

         MIM Corporation will host a conference call to discuss results today at 9:00 AM ET. Interested parties may participate in the conference call by dialing 888-428-4470 (US), or 651-291-5254 (International), 5-10 minutes prior to the initiation of the call. A replay of the conference call will be available from 12:30 PM ET on April 29 through 11:59 PM ET on May 6, by dialing 800-475-6701 (US), or 320-365-3844 (International), and entering access code 681205. A webcast of the conference call will also be available under the investor information section of the MIM Corporation website, www.mimcorporation.com.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 Email: rlevine@annemcbride.com
FINANCIAL TABLES AND SUPPLEMENTAL DATA FOLLOW

MIM CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)
	March 31, 2003	December 31, 2002

ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,364	$5,751
Receivables, less allowance for doubtful accounts of $3,564 and
$3,483 at March 31, 2003 and December 31, 2002, respectively	80,062	75,512
Inventory	5,947	9,320
Prepaid expenses and other current assets	2,025	2,104

Total current assets	89,398	92,687

Property and equipment, net	7,279	7,388
Deferred income tax	3,046	3,046
Other assets and investments	581	704
Goodwill, net	61,085	61,085
Intangible assets, net	16,924	17,321

Total assets	$178,313	$182,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of capital lease obligations	$571	$634
Line of credit	674	4,608
Accounts payable	12,769	17,302
Claims payable	39,995	34,869
Payables to plan sponsors	23,492	23,921
Accrued expenses and other current liabilities	7,876	6,252

Total current liabilities	85,377	87,586

Capital lease obligations, net of current portion	335	430
Other non current liabilities	7	7

Total liabilities	85,719	88,023

Stockholders' equity:
Preferred stock, $.0001 par value; 5,000,000 shares authorized, 250,000 Series A junior participating shares issued and not outstanding	-	-
Common stock, $.0001 par value; 40,000,000 shares authorized,
21,951,430 and 22,964,694 shares issued and outstanding
at March 31, 2003, and December 31, 2002, respectively	2	2
Treasury stock, 2,198,076 and 1,398,183 shares at cost
At March 31, 2003, and December 31, 2002, respectively	(8,002)	(2,934)
Additional paid-in capital	120,700	120,651
Accumulated deficit	(20,106)	(23,511)

Total stockholders' equity	92,594	94,208

Total liabilities and stockholders' equity	$178,313	$182,231

MIM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
	For the three months ended March 31,

	2003	2002

Revenue	$162,152	$151,651
Cost of revenue	143,551	135,623

Gross profit	18,601	16,028
Selling, general and administrative expenses	12,227	9,929
TennCare reserve adjustment	-	(851)
Amortization of intangibles	447	256

Income from operations	5,927	6,694
Interest (expense) income, net	(252)	(186)

Income before taxes	5,675	6,508
Provision for income taxes	2,270	1,301

Net income	$3,405	$5,207

Earnings before interest, taxes, depreciation and amortization	$7,313	$8,180
Weighted average number of shares outastanding
Basic	22,560	22,541
Diluted	22,899	23,991

Earnings per share (basic)	$0.15	$0.23
Earnings per share (diluted)	$0.15	$0.22

MIM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For the three months ended March 31,

	2003	2002

	(Unaudited)
Cash flows from operating activities:
Net income	$3,405	$5,207
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	1,386	1,343
TennCare reserve adjustment	-	(851)
Non cash compensation expense	34	36
Provision for losses on receivables	397	169
Changes in assets and liabilities, net of acquired assets:
Receivables, net	(4,947)	(4,463)
Inventory	3,372	(2,185)
Prepaid expenses and other current assets	79	(158)
Accounts payable	(4,533)	1,482
Claims payable	5,127	14,654
Payables to plan sponsors and others	(429)	(1,946)
Accrued expenses	1,623	(321)

Net cash provided by operating activities	5,514	12,967

Cash flows from investing activities:
Purchase of property and equipment, net of disposals	(804)	(735)
Cost of acquisitions, net of cash acquired	-	(35,024)
Decrease in due from affiliates	-	2,132
Decrease in other assets	49	6

Net cash used in investing activities	(755)	(33,621)

Cash flows from financing activities:
Borrowings on line of credit	(3,934)	9,014
Purchase of treasury stock	(5,068)	-
Proceeds from exercise of stock options	14	1,287
Principal payments on capital lease obligations	(158)	(144)

Net cash (used in) provided by financing activities	(9,146)	10,157

Net (decrease) in cash and cash equivalents	(4,387)	(10,497)

Cash and cash equivalents--beginning of period	5,571	12,487

Cash and cash equivalents--end of period	$1,364	$1,990

MIM CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For the three months ended March 31,

	2003	2002

	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION: Cash paid during the period for interest	$260	$224

SUPPLEMENTAL DISCLOSURE OF NONCASH INFORMATION: Increase in equity from stock issued in connection with acquisition and deferred tax assets	$-	$10,355

SUPPLEMENTAL DATA (In thousands, except per Rx amounts)
	Three months ended March 31,
	2003	2002

PBM pharmacy network claims processed	3,456	4,144

Mail (adjusted) and specialty pharmacy prescriptions dispensed internally	678	512

EBITDA per Rx (1)	$1.77	$1.56	(2)

Gross profit per Rx	$4.50	$3.44

Revenue per Rx	$39.22	$32.57

(1)

EBITDA, as used in "per Rx" calculations, excludes special and non-recurring items. Total Rxs are the sum of pharmacy network claims, adjusted mail services prescriptions and specialty prescriptions dispensed internally. Adjusted mail service prescriptions are multiplied by three to normalize 90-day mail prescriptions to 30-day retail network prescriptions.

(2)	Three months EBITDA of $7,313 after excluding special gains of $0.9 million.